EXHIBIT 10.4

                   SKYWAY ADVERTISING AGREEMENT

This Agreement by and between Skyway Advertising Inc., of Minneapolis, Minnesota ("Skyway Ads"), and JEA Plymouth Corporation, of Minneapolis Minnesota ("Owner") describes the conditions concerning the installation, operation and eventual removal of advertising wall panel units in that enclosed pedestrian walkway running through the Plymouth Building:

                         Ad Panel Units:

         Skyway Advertising Inc., will provide high-quality, three-panel units of advertising which will be attached to the wall space of the "Skyway"
 corridor, at the back of the building, and in the street-level entrance to the parking garage, within the Plymouth Building. The units will be back-lighted, and contain advertising transparencies for products and services.

                Ad Panel Unit Specifications:

         The ads will be a standard size vertically oriented, measuring 2 ft X 3 ft, resulting in a unit frame of approximately 3 1/2 ft deep by 6 1/2 ft long, and protruding from the wall by less than 4 inches.

         The units will be single-frame, flat black, plexiglass covered. The unit panel will have a hinged front panel for easy replacement of advertising transparencies. The units and their installation shall comply with any and all Governmental codes and ordinances, incli.dlng those of the Americans With Disabilities Act (ADA).

                  Community Service Panel:

         Skyway Ads will reserve the center panel for civic, arts and other non-profit/community events, or skyway maps, in order to enhance community interests and public awareness of events.

          Installation, Maintenance, Electrical:

         Skyway Ads will be responsible for all installation and maintenance of the units, and any electrical conduit and fixtures necessary to operate the units.  Electric power for the lighting will be drawn from the nearest
Plymouth Building source to the unit site. All electrical conduit shall be recessed and Owner shall have final authorization authority concerning all issues related to installation and aesthetic appearances.
While the power for the lighting will not be significant, Skyway Ads will pay to Owner an amount calculated by Owner using current NSP assumptions for the kilowatt hours that the lighting will consume. No electrical connections for the unit will be visible.


                Restoration to Original Condition:

In the event of default, cancellation or expiration of this agreement the advertising units will be removed from their locations, and Skyway Ads will restore the wall on which the units were installed to their original condition within five business days.

                Concession Fee to Owner: Right to Review Ads:

                     Owner will receive a monthly fee amounting to the greate r of 20% of the advertising revenues due to Skyway Advertising Inc. from its clients; or the sum of $100 monthly, for each SKYWAY ADS unit location, except for the garage-level locations, which shall be $50 monthly minimum; such payments in either event payable to Owner on the 10th day of each month.
  Owner will review and approve all potential advertising, and has the right to refuse any type of advertising for any reason at its sole discretion. Skyway Ads will not solicit or accept advertising for alcohol or tobacco products, or certain personal care products deemed to be offensive. Any ads deemed by Owner to be of an offensive nature shall be immediately removed by Skyway Ads following written notice by Owner; costs for removal under such circumstances will be borne solely by Skyway Ads. Failure by Skyway Ads to respond to such notice shall provide Owner with the right to terminate this agreement immediately.
                     Owner will retain the right to audit the books of Skyway Advertising Inc. in order to ensure proper credit from advertising contracts. Copies of all ad contracts between Skyway Advertising Inc. and Owner will be provided to Owner.

                     Location of Ad Panel Units:

                A total of TWO units will be initially installed in the Plymouth Building. Under no conditions will the ad units be placed on the skyway bridge. bocations to be specified by Owner.

                              Term:
                This agreement shall be for a term of three (3) years commencing from the date of signature below), and expiring on the third anniversary of such date, unless sooner terminated. This agreement may be terminated prior to the expiration date by either party upon 30 days advance written notice of either party's intent to so terminate. Should termination in advance of contract term be initiated by Owner within the first three months of the term, Owner shall pay all costs of removal and restoration of the wall space to original condition.
However, if Owner terminates this agreement due to Skyway Ads failure to maintain their obligations under this agreement, or after the first three months of the term, then Skyway Ads shall be responsible for all costs of removal and restoration.


                     Exclusivity Provisions:

                     Owner will grant to Skyway Advertising Inc. the exclusive right to lease wall space from Owner for advertising purposes in the above referenced skyway corridor, and parking entry, for a period of three (3) years, commencing upon the execution of this Agreement. Such rights do not preclude Owner from exercising its ordinary business of remodeling and improvements, which may alter such available wall space from time to time.
  Such exclusive rights of Skyway Advertising Inc. will cease if Owner or Skyway Advertising Inc., terminates or cancels this agreement.

                     Owner will retain the right to close off the Skyway area for any reason, without incurring liability to Skyway Advertising Inc., for lost advertising revenues.

                               Subordination:

                All items in this Agreement will be subject to Minnesota law.
By their signature below, both parties acknowledge and agree to terms of the Agreement as stated above.

/s/ Robert H. Blank                                  /s/ Kenneth
Skyway Advertising Inc.                       JEA Plymouth Corporation

Exec. Vice President                                       Vice President
Title                                                Title

Date 6-15-94                                            Date 6-15-94